Exhibit 23.3

[INSERT LOUIS BERGER LETTERHEAD]

               , 2018

Brightline Holdings LLC
161 NW 6th Street, Suite 900
Miami, Florida 33136

FORM OF CONSENT OF LOUIS BERGER U.S., INC.

Louis Berger U.S., Inc. (“Louis Berger”) hereby consents to the references to Louis Berger’s name, including the reference to Louis Berger under the caption “Experts,” in Brightline Holdings LLC’s (the “Company”) Registration Statement on Form S-1 (as may be amended or supplemented) to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and related Prospectus and the quotation or summarization by the Company in the Registration Statement and related Prospectus of information, analyses and conclusions from Louis Berger’s reports prepared on behalf of the Company. Louis Berger also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

LOUIS BERGER U.S., INC.

By: